Exhibit 99.1

NEWS RELEASE

Ingredion Incorporated	CONTACT:
5 Westbrook Corporate Center	Investors: Heather Kos, 708-551-2592
Westchester, IL 60154	Media: Claire Regan, 708-551-2602

INGREDION TO CONSOLIDATE MANUFACTURING FACILITIES IN BRAZIL

NETWORK OPTIMIZATION TO REDUCE COSTS AND ENHANCE PRODUCTIVITY

WESTCHESTER, Ill., September 8, 2015 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, announced today that it plans to consolidate its manufacturing network in Brazil. Plants in Trombudo Central and Conchal will be closed and production will be moved to plants in Balsa Nova and Mogi Guaçu, respectively.

The consolidation will begin early in 2016 and should be complete by the end of the year. It is expected to result in annual cost savings of $6 - 8 million USD beginning in 2017. Total pre-tax restructuring-related charges of $13 - 16 million USD are anticipated in the third quarter of 2015.

“We continuously evaluate our manufacturing network for improvement opportunities. Consolidating production into Balsa Nova and Mogi Guaçu is part of our overall restructuring program in our Brazilian operations to reduce costs in our network,” said Ricardo Souza, president, Ingredion South America.

Ingredion CFO, Jack Fortnum noted, “The slowing economy recently has impacted volumes in Brazil. However, our continuous improvement programs continue to drive good operational efficiencies. We will remain vigilant in our efforts to maximize productivity and enhance shareholder value.”

In addition to Balsa Nova and Mogi Guaçu, Ingredion will continue to operate facilities in Cabo de Santo Agostinho and São Gonçalo, Brazil.

ABOUT INGREDION

Ingredion Incorporated (NYSE:INGR) is a leading global ingredients solutions provider specializing in nature-based sweeteners, starches and nutrition ingredients and biomaterial solutions. With customers in more than 100 countries, Ingredion serves approximately 60 diverse sectors in food, beverage, brewing, pharmaceuticals and other industries. For more information, visit ingredion.com.

###